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                                                                       EXHIBIT 8


July 7, 1997



Simon DeBartolo Group, Inc.
115 West Washington Street
Indianapolis, Indiana 46204

            Re:   7.89% Series C Cumulative Step-Up
                  Premium Rate Preferred Stock

Ladies and Gentlemen:

            We have acted as counsel for Simon DeBartolo Group, Inc., a Maryland corporation (the "Company"), in connection with the issuance and sale by the Company of 3,000,000 shares of the Company's 7.89% Series C Cumulative Step-Up Premium Rate Preferred Stock (the "Series C Preferred Stock"), including the preparation and/or review of:

            (a) The Registration Statement on Form S-3, Registration No. 333-11431, of the Company (the "Registration Statement"), and the Prospectus constituting a part thereof, dated September 20, 1996, relating to the issuance from time to time of up to $750,000,000 aggregate principal amount of Common Stock, Preferred Stock, Depository Shares and Warrants of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the "1933 Act");

            (b) The Prospectus Supplement, dated July 3, 1997, to the above-mentioned Prospectus relating to the Series C Preferred Stock and filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 promulgated under the 1933 Act (the "Prospectus Supplement").

            You have requested our opinion regarding certain federal income tax matters in connection with the offering of the Series C Preferred Stock. The terms of the Series C Preferred Stock are described in the Prospectus Supplement.

            We are of the opinion that the information set forth in the Prospectus Supplement under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" is an accurate summary of the United States federal income tax consequences purported to be described therein, all based on laws, regulations, rulings and decisions in effect on the date hereof.
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Simon DeBartolo Group, Inc.               -24-                    July 7, 1997


            We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

                                    Yours very truly,

                                    /s/ Baker & Daniels